Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Hampton Roads Bankshares, Inc.:

We consent to the incorporation by reference in the registration statements (No. 333-162584, No. 333-160337, No. 333-157029, and No. 333-84304) on Form S-3 and (No. 333-178640, No. 333-159104, No. 333-139968, No. 333-134583, and No. 333-64346) on Form S-8 of Hampton Roads Bankshares, Inc. of our report dated March 13, 2012, with respect to the consolidated balance sheets of Hampton Roads Bankshares, Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in shareholders’ equity, and cash flows for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2011, which report appears in the December 31, 2011 annual report on Form 10-K of Hampton Roads Bankshares, Inc.

/s/ KPMG LLP

Norfolk, Virginia

March 13, 2012